Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2017

Denver, Colorado – November 6, 2017 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported financial and operating results for the quarter and nine months ended September 30, 2017, and issued updated guidance.

Highlights:

•	Announced closing of the sale of Aneth Field assets to Elk Petroleum for total consideration of up to $195 million. Our borrowing base was set at $210 million after giving effect to the sale.
•	3Q 2017 production was 28.6 MBoe per day, up 78 percent over the prior year quarter and up seventeen percent sequentially.
•	During the quarter, Resolute spud seven wells, completed eight wells and turned seven wells to sales.
•

3Q 2017 net loss available to common shareholders was $14.6 million or $0.71 per diluted share. Adjusted net income (a non-GAAP measure as reconciled below) was $4.6 million, or $0.15 per diluted share.

•	3Q 2017 Adjusted EBITDA (a non-GAAP measure as reconciled below) was $42.9 million, essentially flat to 3Q 2016 despite a $19.0 million reduction in derivative settlement gains for the quarter.
•

Continued exceptional drilling results including the Uinta L04HR, which established a new Company record peak 24-hour rate of 3,470 barrels of oil equivalent (“Boe”) per day, and the Long Yuengling U04H which established a new Company record for spud to TD time of fourteen days.

•	Drilled the South Elephant C207SL our first Wolfcamp C well and the South Elephant B307SL our first Lower Wolfcamp B well, both of which are currently flowing back.
•

With the closing of the Aneth Field transaction, our Board has approved an expansion of our 2017 Permian Basin capital program allowing us to maintain our current level of drilling activity in the Basin through year-end.

Rick Betz, Resolute’s Chief Executive Officer, said: “The third quarter marked a true inflection point in the future of Resolute Energy.  With the sale of our Aneth Field EOR property we have now completed a multi-year strategic plan to transform Resolute into a Delaware Basin pure play company.  This strategy has resulted in a company that is more focused, better capitalized and more competitive from an operating cost perspective.  Our results in Reeves County for the third quarter bear out the benefits of this focused strategy as we turned in yet another quarter of impressive production growth.  More importantly we achieved this growth while generating returns on invested capital competitive with the best operators in the Delaware Basin. As we look to the fourth quarter and beyond, our strategy is simple - continue to be one of the top operators in the basin both in terms of production growth and capital efficiency.  To achieve this, our capital plan will focus on the efficient long term development of our assets.  We expect this strategy will bear fruit in the coming quarters in terms of lowering costs, improving well performance and continued strong returns on capital.”

The Company has posted to its website www.resoluteenergy.com an updated investor relations presentation which supplements the information provided in this release.

Financial Highlights

During the quarter we continued to drive down unit operating costs, with lease operating costs down fifteen percent from the prior year quarter to $9.55 per Boe and cash-based general and administrative expenses down 38 percent to $2.45 per Boe. Year to date, 2017 Permian Basin lease operating expenses were $5.64 per Boe, down eighteen percent from the first nine months of 2016. This cost level is more representative of our operating costs moving forward.

3Q 2017 Adjusted EBITDA of $42.9 million was essentially flat to 3Q 2016.  However, Adjusted EBITDA for the current quarter was of significantly higher quality as it reflects cash generated by our operations.  The prior year quarter benefited from an incremental $19.0 million contribution from realized derivative gains above those realized in 3Q 2017.

Capital investment for the third quarter was $97.2 million, excluding acquisitions, divestitures and capitalized interest, of which approximately 50 percent was funded through internally generated cash flow (including the earn out payments described below).  Permian investment for the quarter accounted for 93 percent of our total capital activity. Included in Permian capital were $69.5 million of drilling and completions expenditures and $20.7 million spent on facilities and infrastructure.  These infrastructure investments support current production and also will benefit future field development both from a timing and capital expenditure standpoint.

Year to date 2017 capital investment, excluding acquisitions, divestitures and capitalized interest was $243.4 million. Permian investment accounted for 90 percent of this total and included $176.3 million for drilling and completions capital and $43.4 million spent on facilities and infrastructure.

Under our midstream agreements with Caprock Midstream we are entitled to receive earn-out and supplemental payments with respect to wells completed and put online during any individual quarter, subject to certain aggregate caps. During the third quarter we earned $6.3 million and year-to-date we earned $19.5 million. While not accounted for as reductions in capital expenditures, internally we consider these as offsets to our total capital investment.

At October 31, 2017, pro forma for the closing of the sale of Aneth Field and the use of proceeds thereof to pay down amounts outstanding under our revolving credit facility, we would have had less than $20 million outstanding under our revolving credit facility which has a borrowing base of $210 million. We expect year-end borrowings under our revolver to be at substantially the same level as the pro forma October 31 amount.

Third quarter 2017 average realized prices in the Permian were $45.24 per barrel of oil, $2.53 per Mcf of natural gas and $10.59 per barrel of NGL.

Operational Highlights

Resolute’s 3Q 2017 production was 28.6 thousand barrels of oil equivalent (“MBoe”) per day (59 percent oil and 77 percent liquids), up 78 percent over the prior year quarter and up seventeen percent sequentially.  This included 22.6 MBoe per day from our Permian Basin properties, up 130 percent over the prior year quarter and up 23 percent sequentially, and 5.9 MBoe per day from Aneth Field.  This strong performance was achieved notwithstanding certain weather related stresses on field infrastructure and personnel, which reduced production by approximately 400 Boe per day over the quarter, as well as the ongoing shift in our operating posture to pad drilling.

We expect that the effect of the mid-period sale of Aneth Field will reduce fourth quarter production by 4,000 Boe per day.  This is partially offset by contribution from the Delaware Basin assets acquired in the Bronco acquisition in the second quarter as well as capital activity across our Reeves County asset base.  Combining these factors, fourth quarter production is anticipated to be between 26,000 and 27,000 Boe per day.

Full year production is expected to be between 24,500 to 25,500 Boe per day including the full year impact of the Aneth Field sale of approximately 1,000 Boe per day.

We currently are running two rigs in the Delaware Basin with a dedicated frac spread from our primary completions vendor.  During the quarter we spud seven gross horizontal wells, consisting of three long laterals and four mid-length laterals. Included in these wells were three Wolfcamp A wells, one Wolfcamp B well and three Wolfcamp C wells.  Eight wells were completed during the quarter, including four Wolfcamp B wells and seven wells were turned to production. Post quarter-end we completed our first Lower Wolfcamp B well and our first Wolfcamp C well, both of which are currently flowing back.

During the third quarter, eight wells established peak 24-hour rates.  These wells averaged 356 Boe per day per 1,000 feet of completed lateral.  Notable among these wells were the Uinta L04H which established a peak 24-hour rate of 3,470 Boe per day from 7,510 completed lateral feet, or approximately 462 Boe per day per 1,000 feet of lateral.  Four of the wells that established peak 24-hour rates were Wolfcamp B completions that averaged 334 Boe per day per 1,000 feet of completed lateral.  These wells included the Durham Smith Fuente 209HL in Bronco, with 4,663 feet of completed lateral, which established a peak 24-hour rate of 464 Boe per day per 1,000 feet of completed lateral. Seven of the wells also established peak 30-day rates during the quarter and averaged 313 Boe per day per 1,000 feet of completed lateral.

Due to the continuing efficiency of our drilling to date we have now completed the 22 wells originally contemplated in our 2017 plan.  With the closing of the Aneth Field sale our Board has approved an expansion to our 2017 capital program, which will allow us to retain the rigs and completion crews that have provided these excellent results.  Under the extended plan we will spud an incremental five wells and complete one incremental well beyond our original program.  This should result in our carrying eight drilled but uncompleted wells into the first quarter of 2018. We expect these wells will be completed in early 2018 providing significant momentum to our first quarter production growth.  The total capital required to execute the extended capital plan will be approximately $19 million.  In addition to executing the extended plan, we are currently completing the planning process necessary to potentially add a third rig in early 2018.

The following tables provide an update of certain operating activities since August 1:

Drilling Activity:

			Length			Spud to TD
Well Name	Area[1]	Zone[2]	(feet)	Status	TD date	(days)
Ranger L07H	A	LWCA	9,681	Producing	7/2/2017	19
Uinta L04HR	M	LWCA	7,620	Producing	7/11/2017	15
Ranger B106H	A	WCB	9,786	Producing	7/17/2017	23
Ace L06H	M	LWCA	7,805	Producing	8/3/2017	15
South Elephant B307SL	A	LWCB	9,577	Flowing back	9/2/2017	27
Long Yuengling U04H	M	UWCA	7,833	Completing	9/5/2017	14
South Elephant C207SL	A	WCC	9,808	Flowing back	9/14/2017	20
Long Yuengling L03H	M	LWCA	7,730	Completing	9/15/2017	18
Ranger U06SL	A	UWCA	9,700	WOC	11/1/2017	18
Ranger L05H	A	LWCA	10,000	Drilling	-	-
Ranger C205SL	A	WCC	10,000	Drilling	-	-
Thunder Canyon C107SL	M	WCC	7,500	Drilling	-	-
Uinta C101H	M	WCC	8,066	WOC	10/29/2017	25

1. Area abbreviation legend: M – Mustang and A – Appaloosa and B – Bronco

2. Zone abbreviation legend: LWCA – Lower Wolfcamp A; UWCA – Upper Wolfcamp A; WCB –Wolfcamp B; LWCB – Lower Wolfcamp B; WCC –Wolfcamp C

Completion Activity:

			Length	First	Frac	Proppant per
Well Name	Area[1]	Zone[2]	(feet)	sales	stages	foot (lbs)
Breckenridge L06H	M	LWCA	7,720	7/8/2017	29	1,803
Durham Smith Fuente 209HL	B	WCB	4,663	7/27/2017	22	2,022
Uinta L04HR	M	LWCA	7,510	8/4/2017	27	1,796
Durham Smith Fuente 207HL	B	WCB	4,541	8/28/2017	19	2,084
Ranger B106H	A	WCB	9,685	9/5/2017	36	1,786
Ranger L07H	A	LWCA	9,557	9/5/2017	36	1,808
North Goat 2 Unit B101SL	A	WCB	10,062	9/15/2017	39	1,810
Ace L06H	M	LWCA	7,699	10/3/2017	31	1,804
South Elephant C207SL	A	WCC	9,403	Flowing back	35	1,809
South Elephant B307SL	A	LWCB	9,567	Flowing back	38	1,801

1. Area abbreviation legend: M – Mustang and A – Appaloosa and B – Bronco

2. Zone abbreviation legend: LWCA – Lower Wolfcamp A; UWCA – Upper Wolfcamp A; WCB –Wolfcamp B; LWCB – Lower Wolfcamp B

Production Activity:

				Peak rate	Peak rate	Peak rate
			Length	24 hour	30 day	60 day
Well Name	Area[1]	Zone[2]	(feet)	Boe per day	Boe per day	Boe per day
Breckenridge L06H	M	LWCA	7,720	3,047	2,894	2,667
Durham Smith Fuente 209HL	B	WCB	4,663	2,164	1,829	1,405
Uinta L04HR	M	LWCA	7,510	3,470	3,005	2,671
Durham Smith Fuente 207HL	B	WCB	4,541	1,629	1,378	1,065
Ranger B106H	A	WCB	9,685	2,825	2,433	-
Ranger L07H	A	LWCA	9,557	2,907	2,577	-
North Goat 2 Unit B101SL	A	WCB	10,062	2,236	1,998	-
Ace L06H	M	LWCA	7,699	2,706	-	-

1. Area abbreviation legend: M – Mustang and A – Appaloosa and B – Bronco

2. Zone abbreviation legend: LWCA – Lower Wolfcamp A; UWCA – Upper Wolfcamp A; WCB –Wolfcamp B

See “Cautionary Statements” below for a discussion of the nature of these production metrics.

Updated Full Year 2017 Guidance

As described above, Resolute’s full year 2017 guidance range has been narrowed with respect to production to 24,500 to 25,500 Boe per day, which accounts for the full year impact of the Aneth Field sale and the Bronco activities.

During the third quarter, we experienced a modest shift in our oil percentage resulting from our mix of producing wells. Of the seven wells turned to production, four of them were in our Bronco and Mustang areas where we have higher initial gas to oil ratios. Based on our mix of producing wells and the sale of Aneth Field, which is 99 percent oil, we expect that our 2017 oil percentage will be between 60 and 62 percent.

Lease operating costs are currently expected to be $78 million to $82 million or $8.75 per Boe at the midpoint of the respective ranges. This represents an approximate seventeen percent reduction in per unit lease operating expense from the midpoint of our prior guidance.

Currently we expect cash-based general and administrative expenses to be $28 million to $29 million, or $3.12 per Boe at the midpoint of our updated production and G&A guidance ranges, compared to $2.85 per Boe at the midpoint of our prior guidance ranges.

We now expect total capital for the year to be $290 million to $305 million.

Third Quarter and Nine-Month Comparative Results

Resolute recorded a net loss available to common shareholders of $14.6 million, or $0.71 per share, on revenue of $81.6 million during the three months ended September 30, 2017.  Included in the net loss was $13.7 million of commodity derivative losses.  This compares to a net loss available to common shareholders of $18.9 million, or $1.24 per share, on revenue of $47.4 million during the three months ended September 30, 2016.  The 2016 loss included commodity derivative gains of $4.0 million.  Resolute recorded adjusted net income (net income excluding non-cash derivative mark-to-market gain (loss) and non-cash stock-based compensation expense), a non-GAAP measure, of $4.6 million, or $0.15 per diluted share, for the quarter.  This compares to an adjusted net loss for the comparable prior period of $0.1 million, or $0 per share.

For the nine months ended September 30, 2017, Resolute recorded a net loss available to common shareholders of $3.8 million, or $0.22 per share, on revenue of $217.8 million.  Included in the net loss was $4.6 million of commodity derivative gains.  This compares to a net loss available to common shareholders of $141.1 million, or $9.33 per share, on revenue of $101.8 million during the nine months ended September 30, 2016.  The 2016 loss included a non-cash impairment charge of $58 million and commodity derivative losses of $11.7 million.  During the first nine months of 2017, Resolute recorded adjusted net income of $4.4 million, or $0.15 per diluted share.  This compares to an adjusted net loss for the comparable prior period of $54.5 million, or $3.61 per share.

Third Quarter and Nine Months 2017 Results Compared to

Third Quarter and Nine Months 2016 Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	($ thousands, except per-Boe amounts)
Production (MBoe):
Permian	2,082	905	4,997	1,685
Aneth	546	575	1,621	1,695
Total production	2,628	1,480	6,618	3,380

Daily rate (Boe)	28,566	16,085	24,240	12,336

Revenue per Boe (excluding commodity derivative settlements)	$31.03	$32.04	$32.91	$30.12
Revenue per Boe (including commodity derivative settlements)	$31.93	$46.47	$33.48	$50.73

Revenue	$81,552	$47,419	$217,804	$101,810
Commodity derivative settlements	2,354	21,357	3,760	69,649
Adjusted revenue	83,906	68,776	221,564	171,459

Operating expenses:
Lease operating expense	$25,093	$16,572	$63,339	$46,078
Production and ad valorem taxes	8,767	4,839	21,701	12,229
Depletion, depreciation, amortization and asset retirement obligation accretion	25,521	12,474	63,889	33,700
Impairment of proved oil and gas properties	—	—	—	58,000
General and administrative expense	9,546	7,161	29,433	23,659
Cash-settled incentive awards	4,996	16,043	9,010	18,275

Net loss available to common shareholders	$(14,602)	$(18,856)	$(3,836)	$(141,074)

Adjusted net income (loss)	$4,573	$(62)	$(4,398)	$(54,544)

Adjusted EBITDA	$42,929	$41,727	$114,162	$94,761

Adjusted EBITDA (a non-GAAP measure):  During the third quarter of 2017, Resolute generated $42.9 million of Adjusted EBITDA, or $16.33 per Boe, a three percent increase from the prior year period, during which Resolute generated $41.7 million of Adjusted EBITDA, or $28.20 per Boe.  The increase in Adjusted EBITDA was the result of increased revenue due to increased production, partially offset by decreased commodity derivative settlements as compared to the prior period.

During the first nine months of 2017, Resolute generated $114.2 million of Adjusted EBITDA, or $17.25 per Boe, a twenty percent increase from the prior period, during which Resolute generated $94.8 million of Adjusted EBITDA, or $28.04 per Boe.  The increase in Adjusted EBITDA resulted primarily from the reasons noted above as well as increased revenue from increased commodity pricing as compared to the 2016 period.

Production:  Production for the quarter ended September 30, 2017, increased 78 percent to 2,628 MBoe, or 28,566 Boe per day, as compared to 1,480 MBoe, or 16,085 Boe per day, during the third quarter of 2016.  During the first nine months of 2017, production increased 96 percent to 6,618 MBoe, or 24,240 Boe per day, from 3,380 MBoe, or 12,336 Boe per day, during the first nine months of 2016.  The increases from the comparable prior year periods were attributable to positive results from our 2017 Permian Basin drilling and completion program.

Third quarter 2017 production from the Company’s Permian Basin properties increased 130 percent to 22,629 Boe per day, as compared to the 9,834 Boe per day produced in the third quarter of 2016, and increased 23 percent from the 18,383 Boe per day produced during the second quarter of 2017.  During the first nine months of 2017, production increased approximately 200 percent to 18,302 Boe per day from the 6,150 Boe per day produced during the first nine months of 2016.

Third quarter 2017 production from the Company’s Aneth Field properties decreased five percent to 5,937 Boe per day as compared to the 6,250 Boe per day produced in the third quarter of 2016, and remained relatively unchanged from the 5,972 Boe per day produced during the second quarter of 2017.  During the first nine months of 2017, production decreased four percent to 5,938 Boe per day from the 6,186 per day produced during the first nine months of 2016.

Revenue:  During the third quarter of 2017, Resolute realized a 72 percent increase in revenue as compared to the prior year quarter due to increased production attributable to positive results from the drilling and completion program in the Delaware Basin.  Revenue for the quarter was $81.6 million as compared to $47.4 million in the prior year period.  Resolute realized a 22 percent increase in adjusted revenue as compared to the prior year quarter. Adjusted revenue (revenue including commodity derivative settlements), a non-GAAP measure, for the quarter was $83.9 million, including the effect of commodity derivative settlement gains of $2.3 million.  Adjusted revenue for the comparable prior period was $68.8 million, including the effect of commodity derivative settlement gains of $21.4 million.

During the first nine months of 2017, Resolute realized a 114 percent increase in revenue as compared to the prior year period due to increased production attributable to positive results from the drilling and completion program in the Delaware Basin as well as increased commodity pricing as compared to the 2016 period.  Revenue for the nine months ended September 30, 2017 was $217.8 million as compared to $101.8 million during the nine months ended September 30, 2016.  During the first nine months of 2017, Resolute realized a 29 percent increase in adjusted revenue as compared to the first nine months of 2016.  Adjusted revenue for the nine months ended September 30, 2017 was $221.6 million, including the effect of commodity derivative settlement gains of $3.8 million.  For the nine months ended September 30, 2016, Resolute had adjusted revenue of $171.4 million, including the effect of commodity derivative settlement gains of $69.6 million.

Operating Expenses:  For the third quarter of 2017, lease operating expense (“LOE”) increased $8.5 million, or 51 percent, to $25.1 million, or $9.55 per Boe, as compared to third quarter 2016 LOE of $16.6 million, or $11.20 per Boe.  The decrease in unit operating expense is due to the significant increase in production from mid-length and long lateral horizontal wells in the Delaware Basin, which increased by a greater percentage than the associated LOE.  Production taxes increased by $4.0 million, or 81 percent, to $8.8 million (eleven percent of revenue) from $4.8 million (ten percent of revenue) in 2016.

On a per Boe basis, production taxes remained relatively unchanged at $3.34 per Boe in 2017 compared to $3.27 per Boe in 2016.

For the first nine months of 2017, LOE increased 37 percent to $63.3 million, or $9.57 per Boe, from 2016 LOE of $46.1 million, or $13.63 per Boe.  The decrease in unit operating expense is due to the reasons noted above.  Production taxes increased by $9.5 million, or 77 percent, to $21.7 million (ten percent of revenue) as compared to $12.2 million (twelve percent of revenue) in 2016, and decreased on a Boe basis to $3.28 per Boe in 2017 from $3.62 per Boe in 2016.  The lower production and ad valorem taxes as a percentage of revenue in 2017 as compared to 2016 is attributable to the increase in the percentage of revenue realized in the state of Texas, which has a lower tax rate than the Aneth Field properties in Utah.  This decrease is also the result of the timing of the assessment of ad valorem taxes, as they are assessed on January 1st of each year, based on the producing wells at that point in time and are not updated for wells that come online throughout the year.

For the third quarter of 2017, depletion, depreciation, amortization and accretion (“DD&A”) expenses increased more than 100 percent to $25.5 million as compared to the third quarter of 2016 DD&A expenses of $12.5 million as a result of the 78 percent increase in production period over period.  On a Boe basis, DD&A expenses increased to $9.71 per Boe in 2017 compared to $8.43 per Boe in 2016.  The increase on a per unit basis was attributable to the ratio of capitalized costs increasing by a greater percentage than the associated proved reserve quantities between the two periods.

For the first nine months of 2017, DD&A expenses increased 90 percent to $63.9 million as compared to the first nine months of 2016 expenses of $33.7 million principally as a result of the 96 percent increase in production.  Conversely, DD&A expenses remained relatively unchanged on a per Boe basis at $9.65 per Boe in 2017 compared to $9.97 per Boe in 2016.

Pursuant to full cost accounting rules, we perform a ceiling test each quarter on our proved oil and gas assets.  No impairment was recorded during the three or nine months ended September 30, 2017.  However, we recorded a $58 million non-cash impairment of the carrying value of our proved oil and gas properties during the nine months ended September 30, 2016 as a result of the ceiling test limitation.

General and Administrative Expense:  Resolute’s general and administrative expenses increased 33 percent to $9.5 million during the third quarter of 2017, as compared to $7.2 million during the same period in 2016.  The $2.3 million increase primarily resulted from increases in share based compensation due to a shift from granting principally cash-based incentive awards to equity-based long-term incentive awards.  Cash-based general and administrative expense for the third quarter of 2017 was $6.4 million compared to $5.8 million in the comparable 2016 period.  Share-based compensation expense, a non-cash item, represented $3.1 million for the third quarter of 2017 and $1.4 million for the third quarter of 2016.

For the first nine months of 2017, general and administrative expenses increased to $29.4 million, as compared to $23.7 million during 2016.  The $5.7 million, or 24 percent, increase primarily resulted from the reason noted above as well as a restoration of short-term incentive compensation awards, which had been reduced during 2016 in response to lower commodity prices, offset by an increase in the portion of general and administrative expenses capitalized.  Cash-based general and administrative expense for the first nine months of 2017 was $20.6 million compared to $18.8 million in the comparable 2016 period.

Share-based compensation expense represented $8.8 million for the first nine months of 2017 and $4.9 million for the first nine months of 2016.

Cash-settled Incentive Awards:  Cash-settled incentive award expense decreased to $5.0 million during the third quarter of 2017 as compared to $16.0 million in the third quarter of 2016.  This decrease was the result of the achievement of multiple performance targets, which primarily occurred in 2016, that are based on the Company’s stock price under the performance-based restricted cash awards as well as a decrease in expense related to the fair value of the cash-settled stock appreciation rights under the long-term incentive program.  Actual cash payments during the 2017 period were $0.6 million.

For the nine months ended September 30, 2017, cash-settled incentive award expenses decreased to $9.0 million as compared to $18.3 million for the nine months ended September 30, 2016.  The 2017 decrease in expense is a result of the reasons noted above.  Actual cash payments during the 2017 period were $11.9 million.

Capital Expenditures:  During the quarter ended September 30, 2017, Resolute incurred oil and gas related capital expenditures of approximately $97.2 million, excluding capitalized interest of $4.7 million.  During the first nine months of 2017, Resolute incurred oil and gas related capital expenditures of approximately $243.4 million, excluding the Delaware Basin Bronco Acquisition of $161.3 million and capitalized interest of $10.9 million.  These capital investments were primarily for drilling and completion, and facility and infrastructure projects in the Delaware Basin.

Liquidity and Capital Resources:  Outstanding indebtedness of $650 million at September 30, 2017, consisted of $125 million in revolving credit facility debt and $525 million of senior notes, compared to total indebtedness of $538.3 million at December 31, 2016, an increase of $111.7 million.  During 2017 we repaid all amounts outstanding on the Secured Term Loan Facility.  In May 2017, Resolute issued an additional $125 million aggregate principal amount of the Company’s 8.50% senior notes due 2020, under the same indenture as the $400 million senior notes that were previously issued.  On October 18, 2017 we entered into the Second Amendment to the Third Amended and Restated Credit Agreement.  This amendment reaffirmed our borrowing base under the Credit Agreement at $218.8 million.  As a result of the disposition of the Aneth Field assets, our borrowing base was reduced to $210 million.

RESOLUTE ENERGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

($ in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Oil	$67,665	$42,394	$186,027	$93,672
Gas	8,805	3,574	20,978	5,761
Natural gas liquids	5,082	1,451	10,799	2,377
Total revenue	81,552	47,419	217,804	101,810
Operating expenses:
Lease operating	25,093	16,572	63,339	46,078
Production and ad valorem taxes	8,767	4,839	21,701	12,229
Depletion, depreciation, amortization, and asset retirement obligation accretion	25,521	12,474	63,889	33,700
Impairment of proved oil and gas properties	—	—	—	58,000
General and administrative	9,546	7,161	29,433	23,659
Cash-settled incentive awards	4,996	16,043	9,010	18,275
Total operating expenses	73,923	57,089	187,372	191,941
Income (loss) from operations	7,629	(9,670)	30,432	(90,131)
Other income (expense):
Interest expense, net	(8,527)	(13,272)	(35,003)	(39,330)
Commodity derivative instruments gain (loss)	(13,719)	3,972	4,579	(11,739)
Other income (expense)	(13)	114	63	126
Total other expense	(22,259)	(9,186)	(30,361)	(50,943)
Income (loss) before income taxes	(14,630)	(18,856)	71	(141,074)
Income tax benefit	28	—	28	—
Net income (loss)	(14,602)	(18,856)	99	(141,074)
Preferred stock dividends	—	—	(3,935)	—
Net loss available to common shareholders	$(14,602)	$(18,856)	$(3,836)	$(141,074)
Net loss per common share:
Basic and diluted	$(0.71)	$(1.24)	$(0.22)	$(9.33)
Weighted average common shares outstanding:
Basic and diluted	21,941	15,173	21,866	15,122

Reconciliation of Net Income (Loss) to Adjusted Net Income

In this press release, the term “adjusted net income (loss)” is used.  Adjusted net income (loss) is a non-GAAP financial measure and is equivalent to net income available to common shareholders excluding non-cash items identified as affecting comparability of earnings between periods, which are non-cash mark-to-market gains (losses) and non-cash stock-based compensation expense.  Resolute’s management uses adjusted net income (loss) to evaluate the Company’s operating performance and believes that investors’ understanding of our performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future trends and operations.  This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies.  The table below reconciles Resolute’s net income (loss) available to common shareholders to adjusted net income (loss).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	($ in thousands)		($ in thousands)
Net loss available to common shareholders	$(14,602)	$(18,856)	$(3,836)	$(141,074)
Adjustments:
Mark-to-market (gain) loss	16,073	17,385	(819)	81,388
Stock-based compensation	3,102	1,409	9,053	5,142
Adjusted net income (loss)	$4,573	$(62)	$4,398	$(54,544)
Adjusted net income (loss) per common share:
Basic	$0.16	$—	$0.15	$(3.61)
Diluted	0.15	—	0.15	(3.61)

Reconciliation of Net Income (Loss) to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used.  Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, nonrecurring cash-settled incentive awards, mark-to-market commodity derivative gain (loss), gains and losses on the sale of assets and ceiling write-down of oil and gas properties.  Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures.  This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies.  The table below reconciles Resolute’s net income (loss) to Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	($ in thousands)		($ in thousands)
Net income (loss)	$(14,602)	$(18,856)	$99	$(141,074)
Adjustments:
Interest expense, net	8,527	13,272	35,003	39,330
Income tax (benefit) loss	(28)	—	(28)	—
Depletion, depreciation, amortization and asset retirement obligation accretion	25,521	12,474	63,889	33,700
Impairment of proved oil and gas properties	—	—	—	58,000
Stock-based compensation	3,102	1,409	9,053	5,142
Cash-settled incentive awards accrued	4,996	16,043	9,010	18,275
Cash-settled incentive awards paid	(660)	—	(2,045)	—
Mark-to-market (gain) loss	16,073	17,385	(819)	81,388
Total adjustments	57,531	60,583	114,063	235,835
Adjusted EBITDA	$42,929	$41,727	$114,162	$94,761

Earnings Call Information

Resolute will host an investor call on November 7, 2017, at 11:00 AM EDT. To participate in the call please dial (877) 857-6161 from the United States and Canada or (719) 325-4925 from outside the U.S. and Canada. Participants should dial in five to ten minutes before the scheduled time and must be on a touchtone telephone to ask questions. A replay of the call will be available through November 13, 2017, by dialing (844) 512-2921  from the U.S. and Canada, or (412) 317-6671 from outside the U.S. and Canada. The conference call replay number is 3410719.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding 2017 production guidance and anticipated fourth quarter production; 2017 oil percentage guidance; anticipated capital expenditures and activity in 2017 and 2018, including our 2017 extended capital plan;  2017 lease operating expense and general and administrative expense expectations; future financial and operating results; the expected benefits from the disposition of Aneth Field; year-end borrowing expectations under our revolver; anticipated benefits of our recently completed infrastructure investments; expected timing of drilling and completion of pad wells and plans to potentially add a third rig in early 2018; and our plans and expectations regarding our strategy. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: commodity prices; the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells; inaccuracy in reserve estimates and expected production rates; the discovery, estimation, development and replacement by Resolute of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility, and any additional indebtedness that we may incur; potential borrowing base reductions under our revolving credit facility; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our acquisition strategy and our drilling and development plans for our properties, on terms acceptable to us or at all; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for down-spacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; timing of installation of gathering and processing infrastructure in new areas of development, including Resolute’s dependence on third parties for such items; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; potential power supply interruptions, limitations or delays; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; adverse changes in government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection, fracing operations and venting/flaring; potential climate related change regulations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water during and after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas- producing countries; and cyber security risks. Actual results may differ materially from those contained in the forward looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

Lateral lengths of wells described in this release are indicative only. Actual completed lateral lengths depend on various considerations such as leaseline offsets. Standard length laterals, sometimes referred to as 5,000 foot laterals, are laterals with completed length generally between 4,000 feet and 5,500 feet. Mid‐length laterals, sometimes referred to as 7,500 foot laterals, are laterals with completed length generally between 6,500 feet and 8,000 feet. Long laterals, sometimes referred to as 10,000 foot laterals, are laterals with completed length generally longer than 8,000 feet.

Finally, production rates, including 24 hour, 30 day and 60 day peak IP rates, for both our wells and for wells that are operated by others are limited data points in each well’s productive history. Also, different operators have different operating philosophies, particularly early in the life of a well. Finally, the way we calculate and report 24 hour, 30 day and 60 day peak IP rates and the methodologies used by others may not be consistent, thus the values reported may not be directly and meaningfully comparable. As a result, these metrics may not be indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose. You are urged to consider closely the disclosure in Resolute’s Annual Report on Form 10- K for the year ended December 31, 2016, filed on March 13, 2017, in particular the factors described under “Risk Factors.”

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition and development of unconventional oil and gas properties in the Delaware Basin portion of the Permian Basin of west Texas. For more information, visit www.resoluteenergy.com. The Company routinely posts important information about the Company under the Investor Relations section of its website. The Company's common stock is traded on the NYSE under the ticker symbol "REN."

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600, extension 1555

hbjuengling@resoluteenergy.com